Exhibit 99.1

May 16, 2024 4:01 PM Eastern Daylight Time

Air Industries Group Receives Orders of $8.2 Million for Components Used on UH-60 Black Hawk and H-92 Helicopters

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (“Air Industries”) (NYSE American: AIRI), a leading manufacturer of precision assemblies and components for large aerospace and defense prime contractors, today announced it has received orders, from two customers, aggregating $8.2 million, for components used on UH-60 Black Hawk and H-92 Super Hawk helicopters.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “These contract awards provide tangible evidence of growing demand for critical military aircraft parts and our prominent role in supporting vital military aircraft programs. While the H-92 is a relatively new and welcome addition to our portfolio, we have been a supplier of flight critical assemblies for the Black Hawk for over four decades, and we are dedicated to continuing this commitment.”

Deliveries for these components are expected to begin in 2025.

Air Industries supports the UH-60 Black Hawk helicopter platform by providing flight critical components, such as the primary flight control assembly and the main transmission beam. Serving as the primary helicopter for the U.S. Army, the UH-60 Black Hawk helicopter fulfills essential roles in transport, troop movement, medical evacuation and cargo lift operations. Manufactured by Sikorsky, it includes many variants and is utilized by other branches of the U.S. military and U.S. allied countries.

The H-92 is a multi-mission, military derivative of the S-92 commercial helicopter, making it a larger alternative to the UH-60 Black Hawk. It is used by Canada for its Maritime Helicopter Program.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gear, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

Additional information about the Company can be found in its filings with the SEC and its website at www.airindustriesgroup.com.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

Air Industries Group

Investor Relations

631.328.7079

ir@airindustriesgroup.com